EXHIBIT 4.3

                          COLLATERAL SECURITY
                         STOCK PLEDGE AGREEMENT


     This AGREEMENT is made and entered into on June 30, 1997, by and between DDL ELECTRONICS, INC. ("Pledgor" and "Debtor"), and THOMAS M. WHEELER ("Pledgee" and "Creditor").

                               RECITALS

     At the time of the execution of this Agreement the Pledgee lent the Debtor, TWO MILLION DOLLARS ($2,000,000.00) evidenced by the promissory note of the Pledgor dated June 30, 1997.

     To induce the Pledgee to make the loan, the Pledgor has agreed to pledge certain stock to the Pledgee as security for the repayment of the loan.

     It is therefore agreed:

                                PLEDGE

1. In consideration of the sum TWO MILLION DOLLARS ($2,000,000.00) lent to the Pledgor by the Pledgee, receipt of which is acknowledged, the Pledgor grants a security interest to the Pledgee in instruments of the following description:

         ALL OF THE ISSUED AND OUTSTANDING COMMON AND PREFERRED STOCK OF SMTEK, INC. A CALIFORNIA CORPORATION, EVIDENCED BY CERTIFICATE NUMBER 50 STANDING IN THE NAME OF DDL ELECTRONICS, INC. AND REPRESENTING 250,000 SHARES OF THE COMMON STOCK OF SMTEK, INC.

     Said certificates shall be duly endorsed in blank and delivered to the Pledgee with this Agreement. The Pledgor appoints the Pledgee as his attorney-in-fact to arrange for the transfer of the pledged shares on the books of the issuer to the name of the Pledgee. The Pledgee shall hold the pledged shares as security for the repayment of the loan, and shall not encumber or dispose of the shares except in accordance with the provisions of Paragraph 8 of this Agreement.

                               DIVIDENDS

2. During the term of this pledge, all dividends and other amounts received by the Pledgee as a result of the Pledgee's record ownership of the pledged shares shall be applied to the payment of the principal and interest on the loan. This provision shall not apply to intercompany transfers in the ordinary course of business.
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                             VOTING RIGHTS

3. During the term of this pledge, and as long as the Pledgor is not in default in the performance of any of the terms of this Agreement or in the payment of the principal or interest of the loan, the Pledgor shall have the right to vote the pledged shares on all corporate questions. The Pledgee shall execute due and timely proxies in favor of the Pledgor to this end.

                            REPRESENTATIONS

4. The Pledgor warrants and represents that there are no restrictions on the transfer of any of the pledged shares, other than may appear on the face of the certificates and that the Pledgor has the right to transfer the shares free of any encumbrances.

                              ADJUSTMENT

5. In the event that, during the term of this pledge, any share dividend, reclassification, readjustment, or other change is declared or made in the capital structure of the company that has issued the pledged shares, all new, substituted, and additional shares or other securities issued by reason of any change shall be held by the Pledgee in the same manner as the shares originally pledged under this Agreement.

                           WARRANTS AND RIGHTS

6. In the event that during the term of this pledge, subscription warrants or any other rights or options shall be issued in connection with the pledged shares, the warrants, rights, and options shall be immediately assigned to the Pledgee by the Pledgor, and if exercised by the Pledgor, all new shares or other securities so acquired by the Pledgor shall be immediately assigned to the Pledgee to be held in the same manner as the shares originally pledged under this Agreement.

                            PAYMENT OF LOAN

7. On payment at or before maturity of the principal and interest of the loan, less amounts received and applied by the Pledgee in reduction of the loan, the Pledgee shall transfer to the Pledgor all the pledged shares and all rights received by the Pledgee as a result of the Pledgee's record ownership of the pledged shares.

                               DEFAULT

8. In the event that the Pledgor defaults in the performance of any of the terms of this Agreement, or in the payment at maturity of the principal or interest of the loan, the Pledgee shall have the rights and remedies provided in the California Commercial Code. In this connection, the Pledgee may, on five days' written notice to the Pledgor and without liability for any diminution in price that may have occurred, sell all the pledged shares in the manner and for the price that the Pledgee may determine at either public or private sale. At any bona fide public or private sale the Pledgee shall be free to purchase all or any part of the pledged shares. In the event that Pledgee purchases the shares at a private sale, the minimum bid by the Pledgee shall be the then outstanding balance of principal and interest on the loan. Out of the proceeds of any sale the Pledgee may retain an amount equal to the principal and interest then due on the loan, plus the
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amount of the expenses of the sale, and shall pay any balance of the proceeds of any sale to the Pledgor. If the proceeds of the sale are insufficient to cover the principal and interest of the loan plus expenses of the sale, the Pledgor shall remain liable to the Pledgee for any deficiency in accordance with the provisions set forth in Commercial Code Section 9504.

DATED:  JUNE 30, 1997

     PLEDGOR                                  PLEDGEE
     DDL ELECTRONICS, INC.                    THOMAS M. WHEELER



/s/Gregory Horton                         /s/Thomas M. Wheeler
_________________________                 ________________________
GREGORY HORTON, PRESIDENT                 THOMAS M. WHEELER

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